Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
ONE MANHATTAN WEST NEW YORK, NY 10001 __________	FIRM/AFFILIATE OFFICES ________
TEL: (212) 735-3000	BOSTON
FAX: (212) 735-2000	CHICAGO
www.skadden.com	HOUSTON
LOS ANGELES
PALO ALTO
WASHINGTON, D.C.
WILMINGTON
_________

ABU DHABI
BEIJING
April 3, 2025	BRUSSELS
FRANKFURT
HONG KONG
LONDON
MUNICH
PARIS
SÃO PAULO
SEOUL
SINGAPORE
TOKYO
TORONTO

BlackRock, Inc.

50 Hudson Yards

New York, NY 10001

RE:	BlackRock, Inc. —

3.750% Notes due 2035

Ladies and Gentlemen:

We have acted as special United States counsel to BlackRock, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of €1,000,000,000 aggregate principal amount of the Company’s 3.750% Notes due 2035 (the “Notes”). The Notes will be issued under the Indenture, dated the date hereof (the “Base Indenture”), among the Company, BlackRock Finance, Inc., a Delaware corporation (the “Guarantor”), and The Bank of New York Mellon, as trustee (in such capacity, the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of the date hereof (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), among the Company, the Guarantor, the Trustee and The Bank of New York Mellon, London Branch, as Paying Agent. The Indenture provides the Notes are to be guaranteed by the Guarantor (such guarantee, together with the Notes, the “Securities”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

BlackRock, Inc.

BlackRock Finance, Inc.

April 3, 2025

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 (File Nos. 333-286025 and 333-286025-01) of the Company and the Guarantor relating to the Securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on March 21, 2025, under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated March 21, 2025 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c) the preliminary prospectus supplement, dated March 24, 2025 (together with the Base Prospectus, the “Preliminary Prospectus”) relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d) the prospectus supplement, dated March 25, 2025 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e) an executed copy of the Underwriting Agreement, dated March 25, 2025 (the “Underwriting Agreement”), among the Company, the Guarantor and BNP Paribas, Deutsche Bank AG, London Branch and J.P. Morgan Securities plc, as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities;

(f) an executed copy of the Base Indenture, including Article 15 thereof containing the guarantee obligations of the Guarantor (the “Guarantee”);

(g) an executed copy of the First Supplemental Indenture;

(h) the global certificate evidencing the Notes, executed by the Company and registered in the name of the nominee of the common depositary for the accounts of Euroclear and Clearstream (each as defined in the Indenture) (the “Note Certificate”), delivered by the Company to the Trustee for authentication and delivery;

(i) an executed copy of a certificate of R. Andrew Dickson III, Managing Director and Corporate Secretary of the Company, dated the date hereof (the “Company’s Secretary’s Certificate”);

BlackRock, Inc.

BlackRock Finance, Inc.

April 3, 2025

(j) an executed copy of a certificate of R. Andrew Dickson III, Managing Director and Corporate Secretary of the Guarantor, dated the date hereof (the “Guarantor’s Secretary’s Certificate” together with the Company’s Secretary’s Certificate, the “Secretary’s Certificates”);

(k) a copy of the Company’s Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of March 21, 2025, as in effect as of the date hereof, and certified pursuant to the Company’s Secretary’s Certificate;

(l) a copy of the Company’s Amended and Restated Bylaws, as in effect as of the date hereof, and certified pursuant to the Company’s Secretary’s Certificate;

(m) a copy of the Guarantor’s Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of March 21, 2025, and certified pursuant to the Guarantor’s Secretary’s Certificate;

(n) a copy of the Guarantor’s Amended and Restated Bylaws, in effect as of the date hereof, and certified pursuant to the Guarantor’s Secretary’s Certificate;

(o) a copy of certain resolutions of the Board of Directors of the Company, adopted at the meetings held on November 19, 2024 and January 29, 2025, certified pursuant to the Company’s Secretary’s Certificate; and

(p) a copy of certain resolutions of the Board of Directors of the Guarantor, adopted on March 21, 2025, certified pursuant to the Guarantor’s Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantor, as applicable, and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Guarantor, as applicable, and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Guarantor, as applicable, and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificates and the factual representations and warranties contained in the Underwriting Agreement.

BlackRock, Inc.

BlackRock Finance, Inc.

April 3, 2025

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined-on Law”).

“Transaction Documents” means the Underwriting Agreement, the Indenture and the Note Certificate.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.

The Note Certificate has been duly authorized by all requisite corporate action on the part of the Company and duly executed by the Company under the DGCL, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificate will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York.

2.

The Guarantee has been duly authorized by all requisite corporate action on the part of the Guarantor under the DGCL and, when the Note Certificate is duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Guarantee will constitute the valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms under the laws of the State of New York.

BlackRock, Inc.

BlackRock Finance, Inc.

April 3, 2025

The opinions stated herein are subject to the following assumptions and qualifications:

(a) we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Documents, enforceable against such party in accordance with its terms;

(d) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Documents relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e) we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(f) we do not express any opinion whether the execution or delivery of any Transaction Document by the Company or the Guarantor, as applicable, or the performance by the Company or the Guarantor, as applicable, of their respective obligations under any Transaction Document will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or the Guarantor, as applicable, or any of their respective subsidiaries;

BlackRock, Inc.

BlackRock Finance, Inc.

April 3, 2025

(g) the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any such Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any such Specified Document that is not a Transaction Document;

(h) we do not express any opinion with respect to the enforceability of Section 15.01(b) of the Indenture to the extent that such section provides that the obligations of the Guarantors are absolute and unconditional irrespective of the enforceability or genuineness of the Indenture or the effect thereof on the opinions herein stated;

(i) we have assumed that the choice of euros as the currency in which the Securities are denominated does not contravene any exchange control or other laws of the European Union, and further we call to your attention that a court may not award a judgment in any currency other than U.S. dollars;

(j) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under any Transaction Document from a court judgment in another currency; and

(k) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law Sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

In addition, in rendering the foregoing opinions we have also assumed that, at all applicable times:

(a) neither the execution and delivery by the Company or the Guarantor, as applicable, of the Transaction Documents nor the performance by the Company or the Guarantor, as applicable, of their respective obligations thereunder, including the issuance and sale of the Securities: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or the Guarantor, as applicable, or their respective property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s

BlackRock, Inc.

BlackRock Finance, Inc.

April 3, 2025

Annual Report on Form 10-K for the year ended December 31, 2024), (ii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined-on Law); and

(b) neither the execution and delivery by the Company or the Guarantor, as applicable, of the Transaction Documents nor the performance by the Company or the Guarantor, as applicable, of their respective obligations thereunder, including the issuance and sale of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Validity of the Notes” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP